Filed Pursuant to Rule 433
Registration Statement 333-259205

PRELIMINARY KEY TERMS
•	CUSIPs: 78015QCV1 for the Notes offered to brokerage accounts. 78015QCX7 for the Notes offered to fee-based accounts.
•	Pricing Date: December 13, 2022
•	Issue Date: December 19, 2022
•	Maturity Date: December 20, 2023
•	Averaging Dates: December 13, 2022, December 14,2022, December 15, 2022 and December 16, 2022
•	Valuation Dates: December 13, 2023, December 14, 2023, December 15, 2023 and December 18, 2023.
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Reference Stocks/Basket: A basket of shares of common stocks and/or American Depositary Shares that will be selected in December 2022 by the Equity Research Department at Raymond James & Associates, Inc. as the Raymond James Analysts’ Best Picks® for 2023 (the “Basket”), to be identified on or prior the Pricing Date.

•	Participation Rate: 97.80% for the Notes offered to brokerage accounts.
                                 99.05% for the Notes offered to fee-based accounts.
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Coupon Payment Dates: Quarterly, beginning in March 2023.  The amount of each interest payment, if any, will depend on the total Dividend Amounts on the Reference Stocks during the preceding quarterly Interest Calculation Period.

PAYMENT AT MATURITY
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For each $1,000 in principal amount of the Notes, the amount that you will receive at maturity (the “Redemption Amount”) will equal the product of (a) $1,000, (b) the Basket Level Percentage and (c) the applicable Participation Rate. The Basket Level Percentage will reflect the price performance of the Reference Stocks over the term of the Notes.

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For each $1,000 in principal amount of the Notes, the Basket Level Percentage must exceed approximately 102.25% (for the Notes sold to brokerage accounts) or 100.96% (for the Notes sold to fee-based accounts) for the Redemption Amount to exceed the principal amount.

KEY RISK FACTORS
•	The Notes are subject to Royal Bank of Canada’s credit risk.
•	The Notes are likely to have limited liquidity.
•	The Notes are not principal protected; you may lose your entire investment in the Notes.
•	The inclusion of the Reference Stocks in the Basket does not guarantee a positive return on the Notes
Please see the following page for important risk factor information.

TAX
•	We intend to take the position that the notes will be treated as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks.
DETERMINING RAYMOND JAMES
ANALYSTS’ BEST PICKS® FOR 2023

CUSIPS:	78015QCV1 for brokerage accounts 78015QCX7 for fee-based accounts	PRICING DATE: DECEMBER 13, 2022	ISSUE DATE: DECEMBER 19, 2022

Additional Key Information:
This document is a summary of the preliminary terms of equity linked notes that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary pricing supplement for the applicable notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary pricing supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here as to the Notes sold to brokerage accounts, and here as to the Notes sold to fee-based accounts.
The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the applicable preliminary pricing supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose Some or All of the Principal Amount at Maturity
•	The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity
•	The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes
•	The Initial Share Price for Each Reference Stock Will Not Be Known Until After the Trade Date of the Notes
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public
•	The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes
•	Neither We Nor Raymond James Control Any Reference Stock Issuer and Neither We Nor Raymond James Are Responsible for Any Disclosure Made by Any Other Company
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks
•	Our Trading and Other Transactions Relating to the Reference Stocks, Futures, Options or Other Derivative Products May Adversely Affect the Market Value of the Reference Stocks
•	Our Business Activities and the Business Activities of Our Affiliates May Create Conflicts of Interest
•	As Calculation Agent, RBC Capital Markets, LLC Will Have the Authority to Make Determinations That Could Affect the Value of the Notes and the Payments on the Notes
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Selected Risk Considerations” section in the applicable preliminary pricing supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.